Exhibit 10.31

Facility Agreement

Made and signed on 5/30/2022 (the “Agreement”)

Between:	Bank Hapoalim B.M.
(Hereinafter: the “Bank”)
As the first party;

And:	Cyabra Strategy Ltd.
Private company no. 515689792
(Hereinafter: the “Company”)
As the second party;

Further to the documents signed by the Company for and in connection with the management of the Company’s Account (as defined below), and any other document signed and/or to be signed by the Company in connection with any loans, credit, guarantees and/or financial services that the Company received and/or shall receive from the Bank according to this Agreement, and with respect to the Company’s request to receive loans, it is agreed that the Facility (as this term is defined below) shall also be subject to, in addition to the Facility Documents, all terms detailed in this Agreement below, which shall constitute an integral part of the Facility Documents.

1.	Definitions

Unless explicitly stated otherwise, the terms included in this Agreement shall have the meaning ascribed thereto hereunder:

1.1	“Accounting Rules” - The accounting rules applying to the Company by law, in whatever form they may be in from time to time.

1.2	“Affiliate” – With respect to any person, any person that controls it, that is controlled by it or that is controlled by a person that controls it and a relative of any of the foregoing. For the purpose of this paragraph: the term “control” is as defined in the Securities Law and the terms “controls,” “to control”, “controlled” or similar will be interpreted accordingly; the term “person” includes a body of persons, whether or not it is a corporation.

1.3	“Asset” - Any asset or right of the Company, whether owned by it, in its possession or otherwise held by it, including land, chattels and rights of any sort, whether actual or contingent, any right to receive money from any third party, including invoices, the goodwill of the Company and, in the case of a company, the unissued share capital of the company.

1.4	“Banking Services” - credit, documentary credit, various loans, overdrafts in a current account, in a current loan account or another account, any letters of undertaking and guarantees for the Company or for others at the request of the Company, factoring, grants of various banking grace periods and reliefs and other various banking services that the Bank customarily provides to its customers from time to time.

1.5	“Change in Control” – if the Bank considers, at its sole discretion, that there has been a change in the control of the Company, relative to the situation at the date of signature of this Agreement.

For the purpose of this paragraph, the term “control” is as defined in the Securities Law, 5728-1968, and the terms “control,” “to control,” “controlled” or similar will be interpreted accordingly.

For the avoidance of doubt, under circumstances where the holder of a Means of Control in the form of voting rights or rights to appoint a director does not have independent discretion, for example where a trustee or other officer is appointed who intervenes in the exercise of such rights, then, for the above purposes, the holding by that entity in such Means of Control will not be deemed to be alone, but in concert with another.

1.6	“Companies Law” - The Companies Law, 5759-1999 and the Companies Ordinance, 5743-1983, to the extent in force.

1.7	“Company’s Account” - Account no. 610 opened in the Company’s name at the Bank’s branch 133030 including and in addition to all consideration accounts, related accounts, auxiliary accounts, secondary accounts, attached accounts, monies, securities, deposits and more, as these may from time to time and at any time according to the Bank’s records and determination on this matter.

1.8	“Distribution” - With respect to any corporation, any of the following: (a) a Distribution, as defined in the Companies Law, including any declaration or undertaking to perform such a Distribution (and with respect to a buyback of shares, a redemption or return of shares or the financing of any of these, including the provision of a guarantee in respect of finance that will be made available to perform them) and any similar transaction by a corporation that is not subject to the Companies Law; and (b) any other similar payment (whether in money or money equivalents) with respect to the share capital of a company or other securities forming part of the equity of a corporation, including a distribution of bonus shares or any other shares or rights that are issued or distributed in respect of, in connection with or in lieu of shares or rights in such corporation, other than a distribution of bonus shares to all of the Company’s shareholders in an equal ratio; and (c) an undertaking to perform any of the foregoing transactions, in each case whether directly or indirectly.

1.9	“Entity Within the Affiliated Group” - (a) With respect to any company: any shareholder or Affiliate of such shareholder or an Interested Party of such shareholder or Affiliate or a relative of any of them; (b) with respect to any partnership: any partner (limited or general) or Affiliate of such partner an Interested Party of such partner or Affiliate or a relative of any of them; and (c) with respect to any other corporation: a person holding any Means of Control or an Affiliate of such party holding a Means of Control or an Interested Party of such party holding the Means of Control or Affiliate or a relative of any of them.

1.10	“Event of Default” - Any event upon the occurrence of which the Bank may accelerate all or some of the Facility Amounts, as explicitly set forth in this Facility Agreement or any of the Facility Documents.

1.11	“Loan Amounts” - The total amount of the unpaid balance of the principal amounts arising from any Banking Service plus interest of any type, expenses, (including exercise and collection expenses), commissions and any other payments of any sort that the Company owes or will owe the Bank with respect to any of the Banking Services or any part of such amount on the terms that have been, or will be, agreed upon from time to time with respect to any Banking Service. “Facility Documents” - This Agreement, Warrant (as defined below), the security documents, the application to open the Company’s Account and all documents, approvals, certificates, forms, term sheets, requests for allotment of a credit facility, applications for issuing guarantees and other applications, loan documents, Bank documents regarding the Company’s Account, agreements, arrangement, facility documents, letters of undertaking, collaterals and guarantees, as required and/or shall be reasonably required by the Bank at the Bank’s exclusive discretion from time to time and at any time, with appropriate signatures, forms and terms according to the Bank’s exclusive demands and determinations, pursuant and subject to the practiced and customary procedures and rules of the Bank, and also pursuant to the Bank’s reasonable decisions as these may be from time to time and at any time - which the Company shall deliver to the Bank and/or sign and/or cause to be signed and/or registered lawfully and in timely, according to the Bank’s reasonable demands, all at the Company’s expenses, under its responsibility and at its expense.

1.12	“Financial Statements” - The annual or quarterly financial statements of the Company (on a consolidated basis), in accordance with the Accounting Rules (which in the case of the quarterly financial statements shall include: a profit and loss statement (statement of total income), cash flow, and with regard to the annual financial statements it shall include: the applicable auditor/reviewer CPA’s opinion, a balance sheet (statement of financial position), a profit and loss statement (statement of total income), cash flow, a statement of changes in equity and notes for each of the statements and any other statement or note that must be prepared/published in accordance with the Accounting Rules). The annual statements shall be audited by an auditor belonging to one of the “big four”.

1.13	“Interested Party” - As defined in the Securities Law.

1.14	“Management Fees” - Management fees (excluding directors’ salaries paid in accordance with the law), remuneration (excluding salaries), consultation fees (other than to outside consultants, which are not shareholders or relatives, in the ordinary course of business and market terms), participation fees, commissions, amounts of money and payments of any sort that are paid by any corporation (whether in money or money equivalents or by way of the transfer of Assets or rights or the grant of any benefit) out of its profits or out of any other source in connection with the provision of management, consultancy or similar services, however they may be defined.

1.15	“Means of Control” - As defined in the Banking (Licensing) Law, 5741-1981.

1.16	“On a Fully Diluted Basis” - On the basis of the assumption that all options, convertible promissory notes, convertible loans, convertible securities and any security for such securities of any sort have been exercised or (as the case may be) been fully converted into shares.

1.17	“Other Revenue” - With respect to any corporation, any of the following not being in the ordinary course of business and on market terms and not being a Distribution or payment of management fees and not being a repayment or refund or provision of a Shareholder Loan to an Entity Within the Affiliated Group: (a) Any payment (whether in money or money equivalents) to an Entity Within the Affiliated Group, including a loan by the Company to an Entity within the Affiliated Group; (b) a transfer of assets or rights or grant of any benefit to an Entity Within the Affiliated Group; or (c) a purchase of assets or rights from an Entity Within the Affiliated Group; and (d) an undertaking to perform any such operation, all whether directly or indirectly.

1.18	“Quarter” - A calendar quarter, being: January 1 to March 31 (inclusive); April 1 to June 30 (inclusive); July 1 to September 30 (inclusive); and October 1 to December 31 (inclusive).

1.19	“Restructuring” - With respect to any corporation, any of the following: (a) a merger or demerger (as these terms are defined in Part E2 of the Income Tax Ordinance [New Version] or the Companies Law (including a consolidation and reorganization, all whether performed in accordance with Part 8 or Part 9 of the Companies Law or in any other manner) or any operation with a similar outcome with respect to a partnership or corporation outside of Israel; (b) an operation that results in the acquisition, transfer or receipt of Assets that are material for the corporation in scope or nature or an acquisition or receipt of such a material undertaking; (c) a receipt of Assets in consideration of shares or other securities or other rights of the corporation where the Assets that are relevant to the operation are material for the corporation in scope or nature, all whether in one transaction or a series of transactions.

1.20	“Securities Law” - The Securities Law, 5728-1968.

1.21	“Shareholder Loans” - Any payment that is directly or indirectly made or credited to any corporation by an Entity Within the Affiliated Group (whether in money or money equivalents or by way of set-off or the transfer of money or rights or any benefit or in any other way) where it has a right to receive it back from the Company (whether as a principal amount or plus linkage differentials or interest, whether now or in the future) other than as a residual right following liquidation, however such payment may be described, including: (a) a loan (including any convertible loan) that is made or credited to the Company by the Entity Within the Affiliated Group; and (b) any payment made or credited to the Company by the Entity Within the Affiliated Group through a capital note or bond (including any convertible note) that the Company has issued to, or made to the order of, the Entity; and (c) any payment that the corporation must make to the Entity Within the Affiliated Group in connection with bonds issued by the Company; and (d) an undertaking to perform any of the foregoing transactions. Simple agreements for future equity by and between the Company and the investors (“SAFE”) which include a priority and subordination section to the Bank’s full satisfaction, shall not be deemed to be a Shareholder Loan.

1.22	“Subsidiary” - As such term is defined in the Companies Law, 5729-1999.

2.	Representations

The Company hereby represents and warrants to the Bank as follows:

2.1	The Company is a private company lawfully incorporated and registered in Israel, and it is active and in existence.

2.2	The Company possesses the legal powers, authorities and rights necessary in order to engage in this Agreement and comply with all of its provisions and terms, and it has no prevention by contract and/or any law, including pursuant to its constitutional documents, from engaging in this Agreement and perform all of its obligations pursuant to it.

2.3	The Company received all agreements, authorizations and approvals required pursuant to its constitutional documents in connection with signing this Agreement, and also for the purpose of performing its obligations pursuant to it, and there is no need to receive any additional agreements and/or approvals for this purpose.

2.4	All of the Company’s obligations pursuant to and/or in the framework of and/or in connection with this Agreement are legal, valid, effective, binding and enforceable for the Company, pursuant to their terms.

2.5	Signing this Agreement and performing the Company’s obligations pursuant thereto shall not, contradict and/or violate any agreement that the Company is a party to and/or any obligations of the Company to any third parties, and/or grant any person or factor any right and/or cause to demand the immediately payment of the Company’s debts and obligations.

2.6	The Company has received grants pursuant to the Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984 (formerly known as the Law for the Encouragement of Research and Development in Industry 5744-1984) (the “Innovation Law”) (as set forth in Annex 2.6(i)), and therefore, notwithstanding anything contained herein and in this Agreement to the contrary, pursuant to the provisions of the Innovation Law and the regulations and/or rules and guidelines promulgated thereunder, any intellectual property assets of the Company funded by the Innovation Authority, which are subject to the security interests granted thereunder including the realization thereof are subject to certain limitations and requirements under the Innovation Law and any other requirements which may be imposed by the Innovation Authority, including, without limitation the approval of the Innovation Authority for the realization of the Charges. All parties hereto hereby undertake to act in accordance with the provisions of the Innovation Law and any other requirements which may be imposed by the Innovation Authority with respect to the sale and/or transfer of such pledged intellectual property assets funded by the Innovation Authority which are subject to this Agreement.

2.7	Except as set forth in Annex 2.6(i), the Company and any of its Subsidiaries did not (and will not, without giving the Bank prior written notice) receive any grants, funds or benefits (including but not limited to tax benefits) from the Israel Innovation Authority (the “Innovation Authority”) or from the investment center or from Binational Industrial Research and Development Foundation (“Bird Foundation”), or from any other government authority or similar authority. Except as set forth in Annex 2.6(ii), the Company and nor any of its Subsidiaries did not (and will not, without giving the Bank prior written notice) obligated to pay royalties or other payments to the Innovation Authority or to the investment center or to the Bird Foundation or any other government authority or similar authority.

2.8	Except for: (i) the Innovation Authority’s approval attached as Annex 2.6(iii), and (ii) the set forth in Section 2.6 of this Agreement, the transactions planned in the framework of this Agreement and the other Facility Documents (including exercise of the collaterals provided to the Bank in the framework of the Facility Documents) are not subject to any right and do not require the approval of the Innovation Authority or the Investment Center or Bird Foundation or any other government authority or similar authority.

2.9	The Company is acting and in compliance with any applicable law, including, to the best of its knowledge, privacy protection regulation.

The Company has initiated an examination process by its legal advisors, with respect to privacy matters. The Company shall use its best effort in order to apply the results of such examination, in a manner that shall diminish privacy-related findings, if such shall arise.

The Company shall provide the Bank, upon expiration of 12 months from the execution of this Agreement hereof, written confirmation and status update regarding its activities being taken with respect to compliance with privacy protection regulations confirmed by the Company’s counsel, who has expertise in that field and handling such matters.

2.10	The Company hereby represents that to this date the CFIUS regulation is not relevant to its activity. If the CFIUS regulation will be relevant in the future to its activity the Company will notify the Bank and will provide the relevant information and approval to the Bank’s full satisfaction. The Company is aware that it is its own responsibility to comply with the CFIUS regulation if the regulation will apply to the Company.

3.	Covenants

3.1	Negative Pledge; Assets

3.1.1	Unless as specified in Annex 3.1.1, the Company have not created any charge of any sort over any of its assets and have not given any guarantee in favor of any third party and nor have it undertaken to create any such charge or give any such guarantee.

3.1.2	(1) No guarantee or security (whether in personam or in rem) or indemnification undertaking has been nor shall be given to any third party by any Entity Within the Affiliated Group including the Company to secure any debts or undertakings of the Company; and (2) the Company undertakes to not provide any third party with any such guarantee or security or indemnification undertaking unless it is in connection with an indemnification letter for the Company’s directors and officers pursuant to their role within the Company.

3.1.3	The Company and any of its Subsidiaries, will not create (or commit to create) a charge, mortgage, pledge, encumbrance, attachment, lien, assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, other agreement or arrangement or other third party and/or legal entity right the effect of any of which is the creation of security, over the whole or any part of any of its existing or future Assets (inter alia, money, revenues, and any other rights (including intellectual rights) of any Subsidiary of the Company) in any manner or form, for any purpose or reason in favor of any third party and the Company will not give any guarantee in favor of any third party (or an indemnification undertaking to an entity that provides any such guarantee) and nor will the Company in any way undertake to do any of the foregoing, all unless the Company have received the prior written consent of the Bank.

3.1.4	Without the prior written consent of the Bank, the Company will not wholly or partially sell, transfer, deliver, lease or rent any of its existing or future Assets to another, including an Entity Within the Affiliated Group, and the Company will not undertake to do so, except in the ordinary course of business and on market terms.

3.1.5	The Company will exercise all of the voting power that it will have, in the Subsidiaries, such that:

3.1.5.1	the Subsidiaries will not create a charge over the whole or any part of any of their existing or future Assets in any manner or form, for any purpose or reason, in favor of any third party and will not give any guarantee in favor of any third party (or an indemnification undertaking to an entity that provides any such guarantee) and will also not in any way undertake to do any of the foregoing, all unless the Company have received the prior written consent of the Bank.

3.1.5.2	The Subsidiaries will not at any time hold cash or cash equivalents, in excess of the amount required from time to time for the ordinary activity of the Subsidiaries. Subject to above mentioned, the Subsidiaries will, within a reasonable time transfer to the Company’s Account, all such excessive amounts.

3.1.6	The term “charge” includes a pledge (as defined in the Pledges Law, 5727-1967), an assignment of a right by way of charge and pledge and a grant of right of set-off, liens, reservation of ownership arrangements or a contingent sale, provided that they constitute security for an asset or right, and any other transaction that has identical implications.

3.2	Holdings

3.2.1	Our shareholders and the direct holders of our Means of Control, the proportion of their holdings of our shares and Means of Control (On a Fully Diluted Basis and not On a Fully Diluted Basis) and a description of how they hold their holdings (if they do not do so directly) (“Capitalization Table”) is as set forth in Appendix 3.2 to this Agreement.

3.2.2	The Company will not undergo a Restructuring without the prior written consent of the Bank.

3.2.3	A Change in Control in the Company without the prior written consent of the Bank will constitute an Event of Default.

3.3	Delivery of Reports and Information

3.3.1	The Company is aware that a condition of obtaining new credit and of obtaining a variation to, additional approval or refinancing of, existing credit at the Bank is the provision of Financial Statements to the Bank, inter alia, as required pursuant to the directives of the Bank of Israel or any other competent authority or in accordance with any applicable law.

3.3.2	Without derogating from the provisions of Section 3.3.1 above, The Company undertakes to act as follows:

3.3.2.1	Financial Statements

3.3.2.1.1	The Company hereby undertakes to provide the Bank, immediately upon their signature but, in any event, no later than as it will be required by the Bank of Israel, all of its annual Financial Statements as at that date as required under the Accounting Rules, audited by one of the four largest accountancy firms or another reputable accountancy firm that has been given prior written approval by the Bank. Should the Company publish additional consolidated or other Financial Statements in Israel or abroad, audited or unaudited the Company shall provide the Bank with copies thereof as soon as practically possible after their publication.

Furthermore, by and no later than 45 days after the end of every Quarter, quarterly unaudited consolidated Financial Statements (including without limitation Income Statement, Cash Flow, and Balance Sheet), approved and signed by the Company’s CEO.

3.3.3	The Company hereby undertakes that within 60 days of December 31 every year, or from time to time if they are updated, the Company will provide the Bank with a statement of its annual operating budget and with annual forecasts and with any amendments made thereto, all approved by the Company’s board of directors. In addition, the Company will provide the Bank from time to time, at its request, with additional information and documents (to the extent such exist and readily available to the Company) regarding its Assets, its business, holdings in the Company and its Subsidiaries Financial Statements.

3.3.4	The Company undertakes to deliver to the Bank a copy of any approval, notice or report or any other document that the Company must deliver to Israel Securities Authority pursuant to any law, simultaneously with its delivery to the Israel Securities Authority, as foregoing.

3.4	Shareholder Loans

The Company hereby undertakes not to make or to decide to make or to undertake to make any Shareholder Loans to any Entity Within the Affiliated Group or to repay any (existing or future) Shareholder Loans in any way (whether with money or money equivalents or by way of set-off or transfer of any money, rights or benefit or in any other way or manner) to any Entity Within the Affiliated Group without the prior written consent of the Bank, other than intercompany loans made by the Company to its wholly owned Subsidiaries in the ordinary course of business.

3.5	Management Fees; Distribution

3.5.1	The Company will not make any payment, any decision to make a payment, and any undertaking to make a payment of Management Fees, without the prior written consent of the Bank.

3.5.2	The Company will not make any Distribution or payment of Other Revenues, or make a decision, announcement or undertaking to make such Distribution or payment of Other Revenues, without the prior written consent of the Bank.

3.6	Transactions with Controlling Parties

3.6.1	The Company (and it will act such that corporations under its control that are not public companies, as defined in the Companies Law): (a) will not enter into an Exceptional Transaction with any party controlling it or an exceptional transaction with another person in which such controlling party has a personal interest; and (b) will not directly or indirectly enter into a contract with any Controlling Party or with any relative thereof for the receipt of services, including through a corporation under its control and, if he is an officer or employee of the Company, as to the terms of his office and employment, as the case may be, all with the exception of Permitted Transactions, as defined below.

3.6.2	In this Section –

“Controlling Party” and “control” are as defined in the Securities Law.

“Exceptional Transaction” is as defined in Section 1 of the Companies Law.

“Permitted Transactions” - transactions and payments including Management Fees not exceeding NIS1,250,000 per year, and any monthly salary payments paid in the ordinary course of business and approved by the relevant corporate organ.

3.7	Transactions and Investments Not in the Ordinary Course of Business

3.7.1	On the occurrence of an Event of Default, and for as long as it is continuing, the Company will not perform any transactions or make any investments other than in the ordinary course of business.

3.7.2	The Company will not merge or consolidate, or permit a Subsidiary of the Company to merge or consolidate, with any other person. Without derogating from generality of the foregoing, a Subsidiary of the Company may merge or consolidate with another Subsidiary that is wholly-owned by the Company or into the Company itself.

3.7.3	The Company will not purchase, or permit a Subsidiary of the Company to purchase, all or a significant part of the share capital or Assets of another (including the establishment of a new Subsidiary) without the prior written consent of the Bank.

3.8	Change of Sphere of Activity

3.8.1	Without the prior written consent of the Bank, the Company will not make: )a) a material change to the Company’s field of activity; or (b) a change in the composition of its activity, such that the main activity becomes more risky

3.8.2	The Company will notify the Bank in the event that the CEO or the CPO of the Company leaves the Company, such notice to be given (the earlier of) within five days of the date on which the CEO or the CPO leaves the Company or within five days of the decision by the Company or the relevant officer’s notice.

3.9	Legal Proceedings

3.9.1	The Company will notify the Bank in writing regarding any claim or legal proceeding of any sort that is filed or commenced against it or that pertains to the personal liability of its officers with respect to events related to its business, and regarding any investigation of any sort by any governmental or public authority that is commenced against it, in all cases whether in a court, tribunal or any judicial forum or before a governmental or public authority, including arbitration or quasi-arbitration, in Israel or abroad.

3.9.2	The date for reporting to the Bank for the purpose of this Section is three days from the date on which the claim is filed or the proceeding is commenced or from the date that the Company become aware of the investigation, as the case may be.

4.	The Facility

4.1	It is agreed that subject to the cumulative performance of and the Company’s compliance with all terms detailed in this Agreement and in the Facility Documents, the Bank shall provide the Company with the Facility as detailed below:

4.1.1	The Facility: Up to 15 (fifteen) months commencing from the date of signing this Agreement and by no later than July 31, 2023, a facility in the amount of up to USD 3,000,000 or the equivalent amount in ILS according to the Bank exchange Rate (as applicable), shall be available for withdrawal by the Company by up to three tranches, each trench in an amount of up to USD 1,000,000 (one million) (or the equivalent amount in ILS) as loans in the Company’s Account (the “Facility” or the “Loan”);

4.1.2	For the avoidance of doubt, the Company shall be able to withdraw the Loan by the earlier of: (i) up to 15 (fifteen) months commencing from the date of signing this Agreement or, (ii) no later than July 31, 2023 pursuant to the terms of this Agreement, and after such date, the Bank shall no longer be obligated to continue to provide the Facility or any Loan by its virtue, in whole or part.

4.2	Terms of the Loans

4.2.1	Loans currency: USD or ILS as determined by the Company from time to time.

4.2.2	USD Loan interest: Each Loan shall bear interest rate of 5.4% per annum in excess of SOFR TERM (in accordance with the Base Rate Publication Screen) (the “USD Loan Interest”).

4.2.3	ILS Loan interest: Each Loan shall bear interest at the “Prime” rate plus a rate of 3.9% per annum in excess of Prime (in accordance with the Base Rate Publication Screen) (the “ILS Loan Interest”). Each of the “prime” and the “SOFR TERM” shall be considered as the “Base Rate”, as applicable. USD Loan Interest and ILS Loan Interest are collectively “Loan Interest”.

4.2.4	Repayment of the Loan: The first payment of the principal amount of the Loan shall be paid at the earlier of: the end of 18 (eighteen) months commencing from the date that the Loan is made available, or September 30, 2023, and shall be paid monthly.

Each Loan Amounts shall be paid to the Bank at the earlier of: (i) up to 45 (forty-five) months commencing from the date the Loan is made available, or (ii) May 30, 2026.

4.2.5	Interest Period: Loan Interest of each Loan shall be payable in arrears monthly at the end of each calendar month. The first Interest Period of each Loan shall begin on the consecutive month the relevant Loan was made to the Company, and each additional interest period shall begin upon the end of the previous Interest Period.

4.2.6	Fees, prices, costs and expenses:

4.2.6.1	Transaction fee - For processing the Facility Documents, the Bank shall be paid “credit and collateral handling fee – documents preparation” in the amount of USD 25,000 (twenty five thousand) which will be paid no later than the date of signing this Agreement. The Company hereby delivers to the Bank an irrevocable order and authorization to charge the Company’s Account at the foregoing amount. In the event the Bank decides not to conclude the Facility documents for whatever reason, the Company shall be refunded the entire handling fee (on the amount of USD 25,000 (twenty-five thousand().

4.3	All other terms of the Loans shall be in accordance with the relevant Facility Documents and the provisions of the Facility Documents shall be additional to the provisions of this Agreement and shall form an integral part thereof, so that they shall be read together, as one whole, further to each other and continuously, the same as their conditions, as additional to each other and as complementary to each other.

5.	Additional Terms

5.1	The provision of the Facility is subject to the Company signing all documents required by the Bank at its discretion for the purpose of their extension.

5.2	In addition, providing the Facility is subject to meeting all of the following conditions, to the Bank’s full satisfaction:

5.2.1	All Facility Documents have been signed;

5.2.2	The Bank was paid all expenses and fees pursuant to the Facility Documents;

5.2.3	The creation, to the benefit of the bank, of a first ranking and sole floating charge, unlimited in amount, on the Company’s property and Assets, and fixed charge on the Company’s registered and unissued share capital and goodwill, and a first ranking and sole fixed charge, unlimited in amount, on all of the Company’s intellectual property, in forms acceptable by Bank; However, the Company may issue shares out of the Company’s registered and unissued share capital, (i) subject to any other obligation of the Company towards the Bank including with regards to Change in Control; and (ii) the issuance of the shares is according to the Bank’s compliance and regulation.

5.2.4	The Company has delivered to the Bank the warrant in a form acceptable to Bank (the “Warrant”), plus an up-to-date capital table as Annex 5.2.4 hereto;

5.2.5	The opening of the Company’s Account was completed and all relevant documents have been signed by the Company. The Company undertakes to sign any document that will be required by the Bank in connection with the Company’s Account.

5.2.6	A copy of all required approvals from the Company’s relevant organs and third parties in connection with the Company entering this Agreement and any other Facility Documents and Company’s Account documents, the allocation of the Option Warrant as foregoing as well as the provision of the guarantees and collaterals;

5.2.7	The Company is not in violation of any of the terms of the Facility Documents;

5.2.8	No other event has occurred that would allow the Bank pursuant to the Facility Documents to call for the immediately payment of the Company’s debts and obligations to the Bank pursuant to the Facility Documents, in whole or part;

5.2.9	All of the Facility Documents are valid, bind the Company toward the Bank and are enforceable and exercisable pursuant to their terms;

5.2.10	No change in any Legal Provisions shall occur, in the Bank’s opinion, that would prevent, prohibit or restrict the Bank’s possibility of providing the Facility, as relevant, in whole or part, including any adverse material change in the local or international monetary market or a change arising from any demand, provision or request granted or sent by the Bank of Israel or by any other competent authority, whether such instruction, demand or request arises from a change in law or arises from an agreement made or to be made from time to time between the Bank and the Bank of Israel or other competent authority, and also in the Bank’s opinion, no legal prevent from providing the relevant Facility, in whole or part, is created pursuant to any Legal Provision.

“Legal Provision” in this Agreement shall mean - any provision of law or legislation, as well as the directives of the Bank of Israel and any other competent authority, whether with or not with legal effect, including understandings with the Bank of Israel or any other competent authority, as foregoing.

5.3	For the avoidance of doubt, it is agreed that the further management of the Facility is subject to all of the Bank’s rights and subject to all of the Company’s obligations pursuant to the Facility Documents and/or pursuant to any law, and that the provisions of this Agreement shall not derogate in any way from the Bank’s rights and/or the Company’s obligations pursuant to any other document.

6.	Immediate Repayment

6.1	The Bank shall be entitled to cancel/reduce/accelerate to immediate repayment and/or not provide the Facility and/or any part thereof if any event occurs that constitutes cause for accelerating to immediate repayment of the Company’s debts and/or obligations to the Bank, in whole or part, pursuant to the Facility Documents.

6.2	If the Company breaches any of its undertakings towards the Bank under any Facility Document or if it transpires that any warranty, representation or confirmation included in this Facility Agreement or any other Facility Document is incorrect or incomplete this will be deemed as an Event of Default.

6.3	Events of Default under this Facility Agreement will be in addition to the events upon whose occurrence the Bank may, under the Facility Documents, inter alia, accelerate all or some of the Facility and take any measures it deems fit to collect them and upon whose occurrence the Bank will be able to exercise all of the rights and remedies that are available to it under the provisions of the Facility Documents in such cases.

7.	General

7.1	The Company’s obligations to the Bank under the Facility Documents will, at all times, rank at least pari passu in respect of the right to, and priority of, payment with all of the Company’s other existing or future non-subordinated obligations (with the exception of obligations that, by law, unconditionally rank ahead of other obligations). For the avoidance of doubt, this obligation does not prevent the existence of debts with a shorter term than the Company’s obligations to the Bank or that are paid off on a different repayment schedule (including an earlier one) so long as such repayments and the repayment schedules are in the ordinary course of business of the management of the debt of the Company arising from its ordinary needs.

7.2	This Agreement constitutes and shall always constitute an integral part of the Facility Documents, so that they shall be read together, as one whole, further to each other and continuously, the same as their conditions, as additional to each other and as complementary to each other.

7.3	It is hereby clarified that in case of any explicit contradiction between the provisions of the Facility Documents and/or the account opening terms booklet and the provisions of this Agreement, the provisions of this Agreement shall prevail, and it is also agreed that on the matters explicitly discussed in this Agreement, the provisions of this Agreement are exhaustive.

7.4	Any violation of this Agreement shall constitute and be considered also a violation of the Facility Documents, and shall constitute another default event which shall entitle the Bank to the right to call the credit for immediate payment, on all that this implies.

7.5	The Bank’s waiver regarding any violation by the Company or the Company’s failure to fulfill one or more obligations towards the Bank, whether or not such obligation is included in any other document, shall not be deemed a justification or pretext for an additional violation or for an additional failure in fulfilling any such condition or obligation, and the Bank avoiding to use any right granted to the Bank according to this document and/or any other document and/or pursuant to any law, shall not be interpreted as waiving that right.

7.6	The rights of the Bank in connection with this Agreement may be transferred, assigned, endorsed, sold or conveyed. The Company’s rights hereunder are not in any way assignable or transferable.

7.7	The parties’ addresses for the purposes of this Agreement shall be as detailed in the Facility Documents, as long as none of the parties receives notice from the other party determining another address in Israel, and the Bank shall approve the receipt of such notice in writing.

7.8	This Agreement shall be governed by the laws of the State of Israel, without the rules of private international law, and shall be interpreted and implemented under the laws of the State of Israel.

7.9	The sole and exclusive jurisdiction for purposes of this Agreement shall vest in the competent courts of Tel Aviv-Yafo, Israel.

7.10	The appendices and Annexes to this Agreement form an integral part hereof.

In witness hereof we have signed:

/s/ Ateret Markus
/s/ Dan Brahmy	/s/ Tomer Notkin
Cyabra Strategy Ltd.	Bank Hapoalim B.M.

Date 5/30/2022

To:

Bank Hapoalim B.M.

Dear Sir/Madam,

In the board of directors meeting of Cyabra Strategy Ltd., company no. 515689792 (hereinafter - the “Company”), held at May 26, 2022, the following resolutions were adopted:

1) The Company may enter into an agreement with the Bank on the terms of the Agreement and the Facility Documents and may act as provided therein and subject to its terms.

2) The Agreement was signed on behalf of the Company by (the “Authorized Signatories”): Name Dan Brahmy Amar, Identification No. 327335410 whose signature, together with the Company’s stamp or printed name are binding upon the Company.

3) We hereby confirm that the foregoing resolutions were adopted pursuant to the Company’s up-to-date constitutional documents, were registered in the book of minutes and were signed by the chairman, and that all resolutions and approvals required for the purpose of this transaction were received.

/s/ Dan Brahmy

Name and signature of the Company’s authorized signatory

Annex 2.6(i)

The aggregate amount of funding (the “IIA Grants”) that the Company has received from the Innovation Authority as of today is $719,400 and divided as follows:

1.1.	Grant number 68685 – US$357,305

1.2.	Grant number 64723 – US$362,095

Annex 2.6(ii)

As of today, the Company’s theoretical royalty debt towards the Innovation Authority is in the amount of US$730,402 (which includes current interest and linkage differentials).

Annex 3.1.1

The Company has a first rank fixed lien in favor of the Bank (Hadar Yosef branch), dated as of February 20, 2020, in the amount of NIS 60,000 (transaction number 480001), over all current or future rights and funds in favor of accounts and deposits number 133030 in branch no. 610, and all the returns, gains, income and rights arising from, or which will arise from such account and/or deposit and/or funds, and over all rights for exemption, discount and losses offset which reduce tax, including the Company’s rights to offset losses by exercising the lien or monetary deposits, all or by choice if to exercise, and all as elaborate in the bond.